Exhibit 99.1

SOUTHWEST CASINO CORPORATION HIRES
TRACIE WILSON AS CHIEF FINANCIAL OFFICER

MINNEAPOLIS, MN — July 5, 2006 — Southwest Casino Corporation (OTCBB: SWCC) announced that it has hired Tracie L. Wilson as its Chief Financial Officer.

Thomas Fox, Southwest’s President and Chief Operating Officer, said “we’re very pleased to add Tracy’s skills and expertise in financial reporting and financial analysis to Southwest’s management team. Tracy’s experience in accounting, finance, and financial controls will help us continue to provide accurate financial information to the investing public as well as assisting our continuing growth efforts.”

Before joining Southwest, Ms. Wilson served as a consultant to and, most recently, as the Director of Financial Reporting for Lakes Entertainment, Inc. where she worked since January 2005. From December 1999 through December 2004, Ms. Wilson held positions as Director of Finance and as Vice President of Finance and Treasurer of Netco Communications Corporation, a global network information technology company.  Before joining Netco Communications, Ms. Wilson served as a CPA in the public accounting firms of Grant Thornton LLP and Deloitte & Touche LLP from 1989 to 1999. Ms. Wilson is a Certified Public Accountant and received a Bachelor of Science in Business from the University of Colorado.

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities in various markets across the United States. Southwest owns and operates three casinos in Cripple Creek, Colorado. Southwest also provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest recently entered into a gaming management agreement with the Otoe-Missouria Tribe of Indians under which it will manage their Seven Clans Paradise Casino in Red Rock, Oklahoma. The contract is under review by the National Indian Gaming Commission and will not be effective until approved by them. Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

This Press Release contains forward-looking statements, including statements regarding Southwest’s business prospects. These statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially. Those risks include the factors described in Southwest’s periodic reports filed with the Securities and Exchange Commission. Southwest does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Thomas E. Fox
President
Southwest Casino Corporation
Telephone: 952-853-9990